Securities Purchased in Underwritings Involving
Transactions with affiliated broker dealers
Subject to Rule 10f-3 Under the Investment Company Act of 1940
10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 2000 THROUGH NOVEMBER 30, 2000.

						  ALLIANCE GREATER CHINA '97 FUND



										    % of
							      Shares      Total	    Offering
							      Purchased   Shares    Purchased			   Shares
			   Date	       Shares	  Price per   by Fund     Offered   by	        Purchased	   Held
Cusip	  Security*	   Purchased   Purchased  Share	      Group(1)    (000)     Group (1)   From		   12/31/00

6291819	  China Petroleum  10/12/00    464,000	  $1.61       44,511,000  184,500   24.13%      Morgan Stanley,    0
	  & Chemical Corp.                                                                      Asia

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

** Indicates the purchase of and Eligible Rule 144A Security.

1)  Purchase by all Alliance funds, including the Fund, may not exceed:

a)  if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or

b)  if purchased in an Eligible  Rule 144A Offering, 25% of the total of (i) the principal  amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.